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                                                                                                         EXHIBIT 11
                                             INTEGRAMED AMERICA, INC.
                                 COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK
                                All amounts in thousands, except per share amounts

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                                                                 For three-month          For the six-month
                                                              period ended June 30,      period ended June 30,
                                                               1996          1995          1996         1995
Primary

Net income................................................    $    85       $  128        $    11    $       6

Less:  Dividends accrued on Preferred Stock...............        155          166            309          331
                                                              -------      -------        -------     --------

Adjusted net (loss).......................................    $  (70)      $  (38)         $ (298)      $ (325)
                                                              ======       ======          ======      =======
Weighted average number of shares  of Common Stock
    outstanding...........................................      6,267        6,087          6,177        6,087
                                                               ======       ======         ======      =======
Net loss per share of Common Stock........................     $(0.01)      $(0.01)        $(0.05)      $(0.05)
                                                               ======       ======         ======      =======

Fully Diluted

Net income................................................     $    85      $  128        $    11    $       6
                                                               ======       ======         ======      =======
Weighted average number of shares of Common Stock
   outstanding............................................      6,267        6,087          6,177        6,087

Add:  Common equivalent shares (determined using the
   "treasury stock" method) representing incremental shares
   issuable upon assumed exercise of options and warrants
   using average market price.............................        450           35            525           32

Shares of Common Stock issued upon assumed conversion of
   Series A Preferred Stock...............................      1,122          979          1,122          979
                                                                -----      -------          -----      -------

Average number of shares of Common  Stock and Common
   Stock equivalents outstanding..........................      7,839        7,101          7,824        7,098
                                                               ======       ======         ======      =======

Net income per share of Common Stock and Common
   Stock equivalents......................................     $ 0.01       $ 0.02         $ 0.00      $  0.00
                                                               ======       ======         ======      =======

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